Exhibit 10.10

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and effective as of June 12, 2023 between Everest Global Services, Inc., a Delaware corporation (the “Company”), and Ricardo A. Anzaldua (the “Executive”).
WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company, on the terms and conditions provided below; and
WHEREAS, this Agreement shall govern the employment relationship between the Executive and the Company and supersedes all previous agreements and understandings with respect to such employment relationship; and
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.ENGAGEMENT.
The Company agrees to employ the Executive, and the Executive accepts such employment, on the terms and conditions set forth in this Agreement, unless and until such employment shall have been terminated as provided in this Agreement or as may otherwise be agreed to by the parties.
1.TITLE AND DUTIES.
During his employment by the Company, the Executive shall serve as Executive Vice President and General Counsel of Everest Re Group, Ltd. (“Group”) and shall be responsible for providing strategic legal counsel, support and services to Group and all of its affiliates worldwide. Executive will report to the Group Chief Executive Officer (“Group CEO”) and shall perform duties consistent with this position and as the Group CEO shall request, shall abide by Company policies as such policies may be amended from time to time, and shall devote his full business time and best efforts to his duties hereunder and the business and affairs of the Company (except during vacation periods and periods of illness or other incapacity). The Executive may volunteer a reasonable portion of his non-working time to charitable, civic and professional organizations, to the extent as shall not interfere with the proper performance of his duties and obligations hereunder, provided the Executive shall not serve on any other board of directors of a public or private “for profit” company without the prior consent of the Group CEO. The Executive will be based at the Company’s principal headquarters facility currently located in Warren, New Jersey, subject to customary travel and business requirements.
1.TERM.
The Executive’s employment under the terms of this agreement shall commence as of June 12, 2023 (“Term Commencement Date”) and shall continue indefinitely unless sooner terminated in accordance with the Agreement or as may otherwise agreed to by the Parties (such period of employment hereunder, the “Term”).
4. COMPENSATION.

a.Base Salary. During the Term, the Executive’s base salary (“Base Salary”) shall be $680,000 per annum, subject to increases, if any, as determined and approved by the Compensation Committee of Group’s Board of Directors (the “Compensation Committee”). The Base Salary shall be paid in accordance with the Company’s normal payroll practices in effect from time to time.
b.Annual Incentive Bonus. During the Term, the Executive shall be eligible to participate in an annual incentive bonus program or plan established by Group, and subject to the approval of Group’s shareholders if required by law, or in an alternative bonus to be consistent with current market industry practice. The Executive’s target annual incentive bonus will be 130% of Base Salary.
c.Executive Stock Based Incentive Plan. During the Term, the Executive shall be eligible to participate in and receive such equity incentive compensation as may be granted by the Compensation Committee from time to time pursuant to the Everest Re Group, Ltd. 2020 Stock Incentive Plan, as such plan may then be in effect and as it may be amended or superseded from time to time or any successor plan (the “Stock Plan”). The Executive’s target grant date value for equity compensation shall be 150% of the Executive’s Base Salary as applicable to the fiscal year prior to the calendar year in which the Compensation Committee makes its determination to grant such a share award. All equity awards to the Executive under the Stock Plan shall be determined by the Compensation Committee in its sole discretion. All equity awards shall be subject to the terms of the Stock Plan and any related award agreements governing the terms of such equity awards.
5. BENEFITS.
a.Employer Benefit Plans. While in the employ of the Company during the Term, the Executive shall be eligible to participate, on terms which are generally available to the other senior executives of the Company and subject to the eligibility requirements of the applicable Company plans as in effect from time to time, in the Company’s deferred compensation, medical, dental, vacation, life insurance and disability programs and other benefits that may become generally available to the Company’s senior executives from time to time.
b.Business Expenses. During the Term, the Executive is authorized to incur and the Company shall either pay directly or reimburse the Executive for ordinary and reasonable expenses in connection with the performance of his duties hereunder including, but not limited to, expenses for transportation, business meals, travel and lodging, professional fees, and similar items. The Executive agrees to comply with Company policies with respect to reimbursement and record keeping in connection with such expenses.
c.Retirement Benefits. During the Term, the Executive shall be eligible to participate in the Company’s existing tax-qualified defined contribution retirement plan and the Company’s defined contribution supplemental retirement and excess benefit plans (collectively “SERP”), as they may be in effect from time to time.
(d) Travel Allowance. During the Term, the Executive shall receive an annual travel allowance to assist with travel and lodging expenses for travel to Warren, New Jersey in an amount equal to $40,000 (after applicable taxes and withholdings) subject to periodic review and adjustment, in the Company’s reasonable discretion, based on changes to the location of Executive’s primary residence or other factors the Company determines to be relevant (the “Travel Allowance”). The Travel Allowance will be paid in equal monthly installments as part of the standard payroll, and will be reported as income on the Executive’s year-end W-2 form. The Travel Allowance will not be deemed to be part of the Executive’s Base Salary or other compensation taken into account for purposes of determining the Executive’s annual incentive bonus, any long-term incentive compensation awards or for determining benefits under any employee benefit plan of the Company and its affiliates.
6. TERMINATION OF EMPLOYMENT.
The Term and the employment of the Executive hereunder may be terminated by the Company at any time, subject to the Company providing the compensation and benefits in accordance with the terms of this Section 6, which shall constitute the Executive’s sole and exclusive remedy and legal recourse upon any such termination of employment[, and the Executive hereby waives and releases any and all other claims against the Company and its parent entities, affiliates, officers, directors and employees in such event]. For the avoidance of doubt, the Term shall terminate automatically upon the Executive’s termination of employment for any reason.
(a) Termination Due To Death Or Disability. In the event of the Executive’s death, the Executive’s employment shall automatically cease and terminate as of the date of death. If the Executive shall become incapacitated by reason of sickness, accident or other physical or mental disability, as such incapacitation is certified in writing by a physician chosen by the Company and reasonably acceptable to the Executive (or his spouse or representative if in the Company’s reasonable determination the Executive is not then able to exercise sound judgment), and shall therefore be unable to perform his duties hereunder for a period of either (i) one hundred twenty consecutive days, or (ii) more than six months in any twelve month period, with reasonable accommodation as required by law, then to the extent consistent with applicable law, the Executive shall be considered “Disabled” and the employment of the Executive hereunder and this Agreement may be terminated by the Executive or the Company upon thirty (30) days’ written notice to the other party following such certification.
In the event of the termination of employment due to the Executive’s death or disability, Executive or his estate or legal representatives shall be entitled to receive:
a.payment for all accrued but unpaid Base Salary as of the date of the Executive’s termination of employment;
b.reimbursement for expenses incurred by the Executive pursuant to Section 5(b) up to and including the date on which employment is terminated;

a.any earned benefits to which the Executive may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans (including, for the avoidance of doubt, any equity plans) to the extent permitted by such plans (with the payments described in subsections (i) through (iii) of this Section 6(a), in each case payable at the time they would have been payable but for such termination, collectively called the “Accrued Payments”);
b.any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;
c.if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by the total annual business days) determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year, at the time such annual incentive bonuses are paid to the Company’s other senior executives (but in any event no later than March 15 following the year in which the employment termination occurs).
a.Termination For Cause. The Company may, at any time, terminate the Executive’s employment for Cause upon written notice to the Executive. Such notice shall specify the effective date of the termination of the Executive’s employment, which may be immediate, subject to the sentence of this paragraph. The term “Cause” for purpose of this Agreement shall mean (i) repeated and gross negligence in fulfillment of, or repeated failure of the Executive to fulfill, his material obligations under this Agreement, (ii) material willful misconduct by the Executive in respect of his obligations hereunder, (iii) commission of any felony, or any crime of moral turpitude, or (iv) a material breach in trust committed in willful or reckless disregard of the interests of the Company or its affiliates or undertaken for personal gain. Notwithstanding the foregoing, no such determination may be made until the Executive has been given written notice detailing the specific event(s) constituting such Cause, and in the case of clause (i) if possible, cure to the Group Board’s satisfaction, a ten (10) day-period following written notice to the Executive during which to cure such circumstances.
In the event of the termination of the Executive’s employment hereunder by the Company for Cause, then the Executive shall be entitled to receive only payment of the Accrued Payments. The Company shall have no further obligations to the Executive.
a.Termination without Cause or for Good Reason. The Company may terminate the Executive’s employment hereunder without Cause at any time upon written notice to the Executive. Such notice shall specify the effective date of the termination of the Executive’s employment. The Executive may terminate his employment for Good Reason by providing 30 days’ prior written notice to the Company. In the event of the termination of the Executive’s employment under this Section 6(c) without Cause or by the Executive for Good Reason, in each case prior to or more than 24 months following a Material Change (as defined in the Everest Reinsurance Group, Ltd. Senior Executive

Change of Control Plan, as amended and restated effective November 17, 2015 (the “Change of Control Plan”), then the Executive shall be entitled to:

a.payment of the Accrued Payments;
b.a cash separation allowance, payable in equal installments in accordance with normal payroll practices over a 12-month period beginning immediately following the date of termination, equal to (2) times the Executive’s then applicable Base Salary;
c.payment of any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;
d.all of the Executive’s then unvested restricted stock or restricted stock units granted to the Executive will continue to vest and restrictions lapse in accordance with their respective terms over the 12-month period immediately following such termination date, conditioned on the Company receiving from the Executive the release of claims referred to in Section 6(h) below;
e.the Company shall arrange for the Executive to continue to participate on substantially the same terms and conditions as in effect for the Executive (including any required contribution) immediately prior to such termination, in the disability and life insurance programs, if any, provided to the Executive pursuant to Section 5(a) hereof (to the extent permitted by the then applicable terms of such programs) until the earlier of (i) the end of the 12 month period beginning on the effective date of the termination of the Executive’s employment hereunder, or (ii) such time as the Executive is eligible to be covered by comparable benefit(s) of a subsequent employer. The foregoing of this Section 6(c)(v) is referred to as “Benefits Continuation”. In addition, the Company agrees to pay the Executive a lump sum cash payment (subject to applicable taxes and withholdings) in order to enable the Executive to pay for medical and dental coverage (through COBRA or otherwise) that is comparable to the medical and dental coverage in effect for Executive (and his dependents, if any) immediately prior to his termination of employment, with such cash amount equal to the cost of the premiums for such coverage that would apply if Executive were to elect COBRA continuation coverage under the Company’s medical and dental plans following his termination of employment and continue such coverage for the 12 month period beginning on the date of the Executive’s termination of employment. The Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.
For purposes of this Agreement, the term “Good Reason” means, without the Executive’s written consent: (i) a materially adverse change in the nature or status of his position or responsibilities; (ii) a change in the reporting structure where the Executive finds himself no longer reporting to the Group CEO; (iii) a material reduction by the Company in the Base Salary set forth in this Agreement; or (iv) a material breach of this Agreement by the Company. Provided that the Executive may only exercise his right to terminate this Agreement for Good Reason within the 60 day period immediately following the occurrence of any of the events described in subsections (i) through (iv) above, and only if:
the Executive provides written notice of such event or breach to the Company during such period;

a.such breach is not remedied by the Company or the parties fail to renegotiate the pertinent terms of the Agreement in good faith within 30 days after the Company receiving written notice of the breach from the Executive; and
b.to the extent such breach remains uncured, the Executive actually terminates employment within 60 days following the occurrence of the applicable event.
a.Termination of Employment without Cause or for Good Reason following a Change of Control. If the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, in each case within 24 months following a Material Change (as defined in Change of Control Plan), the Company’s sole obligation will be to provide to the Executive the benefits provided in the Change of Control Plan.
b.Voluntary Termination by the Executive without Good Reason. In the event the Executive terminates his employment without Good Reason, he shall provide 90 days prior written notice of such termination to the Company. Upon such voluntary termination, the Executive will be entitled to the Accrued Payments. Without limiting all other rights and remedies of the Company under this Agreement or otherwise, a termination of employment by the Executive without Good Reason upon proper notice, will not constitute a breach by the Executive of this Agreement.
c.Resignation from all Boards. Upon any termination or cessation of the Executive’s employment with the Company, for any reason, the Executive agrees immediately to resign, and any notice of termination or actual termination or cessation of employment shall act automatically to effect such resignation, from any position on the Board or as an officer, and on any board of directors or as an officer of any subsidiary or affiliate of the Company. In connection with any employment termination, the Executive agrees to execute such instruments as may be requested by the Company to evidence or effect such resignation.
d.Non-Disparagement. Subject to Section 11(d), during and after the Executive’s termination or cessation of employment with the Company, the Executive shall not make any comments, oral or written, or take any other action that could be construed as materially disparaging to the Company, its parents, subsidiaries or affiliates or their respective officers and directors and employees.
e.Release of Claims as Condition. The Company’s obligation to pay the separation allowance and provide all other benefits and rights (including equity vesting and Benefits Continuation) referred to in this Agreement shall be conditioned upon the Executive having delivered to the Company an executed full and unconditional release of claims against the Company, its parent entities, affiliates, employee benefit plans and fiduciaries, officers, employees, directors, agents and representatives satisfactory in form and content to the Company’s counsel, in accordance with Section 13(d).
f.Termination and Clawback. Notwithstanding anything in this Agreement to the contrary, if the Executive engages in material willful misconduct in respect of his obligations hereunder, including, but not limited to, fraudulent misconduct, during the term of this Agreement or during the period in which he is otherwise entitled to receive payments hereunder following his termination of employment, then (1) the Executive shall be required to repay to the Company any incentive compensation (including equity awards) paid to the Executive during or with respect to the period in which he engaged in such misconduct, as determined by a majority of the Board of Directors of Group in its sole discretion, provided that no such determination may be made until the Executive has been given written notice detailing the specific event constituting such material willful misconduct and an opportunity to appear before the Group Board (with legal counsel if so requested in writing by the Executive) to discuss, and if possible cure to the Group Board’s satisfaction, the specific circumstances alleged to give rise to the material willful misconduct; and (2) upon such determination, if the Executive has begun to receive payments or benefits under Section 6(c)(ii), (iii), (iv) and (v), then such payments and benefits shall immediately terminate, and the Executive shall be required to repay to the Company the payments and the value of the benefits previously provided to him hereunder.
a.No Mitigation. Except as provided in section 6(c)(v), in no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of subsequent employment.
b.Time for Payment. Subject to the terms and conditions set forth in Section 13, and except as otherwise expressly stated herein, benefits payable pursuant to this Section 6, if any, shall be paid within sixty (60) days following the Executive’s termination of employment.
1.INDEMNIFICATION.
The Company agrees that the Executive shall be covered and insured up to the full limits provided by all directors and officers insurance which the Company then maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors), subject to applicable deductibles and to the terms and conditions of such policies.
1.ARBITRATION.
The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. The Company and the Executive agree that, with the express exception of any dispute or controversy arising under Sections 11 and 12 of this Agreement, any controversy or claim arising out of or in any way relating to the Executive’s employment with the Company, including, without limitation, any and all disputes concerning this Agreement and the termination of this Agreement that are not amicably resolved by negotiation, shall, to the fullest extent permitted by applicable law, be submitted to and decided by arbitration in New Jersey, or such other place agreed to by the parties, as follows:
Any such arbitration shall be heard by a single arbitrator. Except as the parties may otherwise agree, the arbitration, including the procedures for the selection of an arbitrator, shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). To the fullest extent permitted by applicable law, the arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the enforceability or formation of the arbitration requirement contained in this Section and the arbitrability of any dispute between the parties.
All attorneys’ fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrator shall have the discretion to award costs and/or attorneys’ fees as he or she deems appropriate under the circumstances. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amounts that are in any way punitive in nature.
Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
It is intended that controversies or claims submitted to arbitration under this Section 8 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the view or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.
Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8 or this Agreement shall be construed to prevent the Executive from filing a complaint or charge with the U.S. Equal Employment Opportunity Commission, the New Jersey Division on Civil Rights or any similar federal or state administrative agency.
Notwithstanding the foregoing, each of the parties agrees that, prior to submitting a dispute under this Agreement to arbitration, the parties agree to submit for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, New York, New York Resolutions Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in New Jersey (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).
9. ENFORCEABILITY.
It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible.

1.ASSIGNMENT.
This Agreement is personal in nature to the Company and the rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive. The Company may assign this Agreement to any of its affiliates, or any successor to the Group’s or the Company’s business or assets, without the Executive’s prior written approval. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees).
1.NON-DISCLOSURE; NON-SOLICITATION; COVENANTS OF THE EXECUTIVE; COOPERATION.
a.The Executive acknowledges that as a result of the services to be rendered to the Company, its parents, subsidiaries and affiliates hereunder, the Executive will be brought into close contact with many confidential affairs of the Company, its parents, subsidiaries and affiliates, not readily available to the public. The Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; that the business of the Company, its parents, subsidiaries and affiliates is international in scope; that its goods and services are marketed throughout the United States and other countries; and that the Company, its parents, subsidiaries and affiliates competes with other organizations that are or could be located in any part of the United States or the world.
b.In recognition of the foregoing, the Executive covenants and agrees that, subject to Section 11(d) and except as is necessary in providing services under this Agreement, or as required by law or pursuant to legal process or in connection with an administrative proceeding before a governmental agency, the Executive will not knowingly use for his own benefit nor knowingly divulge any Confidential Information and Trade Secrets of the Company, its parents, subsidiaries and affiliated entities, which are not otherwise in the public domain and, so long as they remain Confidential Information and Trade Secrets not in the public domain, will not disclose them to anyone outside of the Company either during or after his employment. For the purposes of this Agreement, “Confidential Information” and “Trade Secrets” of the Company mean information which is proprietary and secret to the Company, its parents, subsidiaries and affiliated entities. It may include, but is not limited to, information relating to present and future concepts and business of the Company, its parents, subsidiaries and affiliates, in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, financial statements, manuals, papers, contracts and strategic plans. As a guide, the Executive is to consider information originated, owned, controlled or possessed by the Company, its subsidiaries or affiliated entities which is not disclosed in printed publications stated to be available for distribution outside the Company, its parents, subsidiaries and affiliated entities as being secret and confidential. In instances where doubt does or should reasonably be understood to exist in the Executive’s mind as to whether information is secret and confidential to the Company, its parents, subsidiaries and affiliated entities, the Executive agrees to request an opinion, in writing, from the Company as to whether such information is secret and confidential.

a.The Executive will deliver promptly to the Company on termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents relating to the Company, its parents, subsidiaries and affiliated entities, and all property owned by the Company, its parents, subsidiaries and affiliated entities, which the Executive obtained while employed by the Company, and which the Executive may then possess or have under his control.
b.The Executive acknowledges and agrees that the Company owns all right, title and interest in and to all inventions, processes, original works of authorship, copyrights, “moral rights”, trademarks, trade secrets, patents, improvements, discoveries and other intellectual property rights and proprietary rights of any kind existing now or in the future, all applications and registrations for any of the foregoing, all goodwill associated with any of the foregoing, and all rights to sue, enforce and collect royalties or other amounts for past, current and future infringement, misappropriation or other violation of the foregoing, in each case, related to the business of the Company, its parents, subsidiaries and affiliated entities and made, conceived, created, developed or reduced to practice by the Executive, whether solely or jointly with others, during the Executive’s employment with the Company, whether or not conceived during regular working hours, through the use of Company time, information, materials or facilities (collectively “Developments”). The Executive further acknowledges and agrees that by reason of being employed by the Company at the relevant times, to the extent permitted by law, all Developments consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) and shall be owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably and unconditionally assigns to the Company all of the Executive’s right, title and interest in and to all Developments (including all intellectual property rights therein). Upon request, the Executive shall deliver to the Company all documentation, outlines, descriptions and other data and records relating to such Developments and shall execute any documents deemed necessary by the Company to evidence, register, record, maintain, enforce and protect the Company’s rights hereunder. If the Company is unable because of the Executive’s unavailability or any other reason to secure the Executive’s signature with respect to any of the foregoing documents, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact, to act for and on the Executive’s behalf and stead to execute and file any documents and to do all other lawfully permitted acts to further the application for or prosecution, issuance, maintenance or transfer of any intellectual property rights or to otherwise carry out the purposes of this Agreement with the same legal force and effect as if executed by the Executive. The foregoing designation is irrevocable. Notwithstanding the foregoing, the Developments shall not include the case study of the Executive’s sponsorship-focused leadership diversity program to be published in the Harvard Business Review, and the Executive shall own the right, title and interest to such work of authorship. The Company agrees to consider in good faith any future written requests by the Executive to exclude from the Developments any future works of authorship developed by the Executive that are not related to the Company. The Company may grant or deny any such future request in its sole discretion.
c.Notwithstanding anything in this Agreement to the contrary, nothing in this Section 11 of this Agreement shall be construed to (i) prohibit the Executive from lawfully making reports to or communicating with any governmental agency or law enforcement entity regarding possible violations of federal law or regulation in accordance with the provisions and rules promulgated under Section 21F of the Securities Exchange Act of 1934, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other express “whistleblower” protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clauses (i) hereof.
(f) In accordance with the United States Defend Trade Secrets Act of 2016, 18 U.S.C. Section 1833(b), the Executive understands that: (i) the Executive shall not be held criminally or civilly liable under any U.S. federal or U.S. state trade secret law for the disclosure of a trade secret that is made in confidence to a U.S. federal, U.S. state, or U.S. local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) the Executive shall not be held criminally or civilly liable under any U.S. federal or U.S. state trade secret law or under this agreement for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if the Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, the Executive may disclose a trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, provided the Executive files any document containing the trade secret under seal and does not disclose the trade secret other than pursuant to court order.

(g) The Executive agrees that, for a period of twelve (12) months after the termination or cessation of the Executive’s employment with the Company for any reason, (except that the time period of such restrictions shall be extended by any period during which the Executive is in violation of this Section 11(g) the Executive will not:
a.directly or indirectly solicit, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company, its subsidiaries or affiliates, during the last year of the Executive’s employment with the Company), or assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company, its subsidiaries or affiliates; or
b.take action intended to encourage any vendor, supplier, broker, customer, client or trading partner of the Company, its subsidiaries or affiliates to cease to do business with the Company or its subsidiaries or affiliates or materially reduce the amount of business the vendor, supplier, broker, customer, client or trading partner does with the Company or its subsidiaries or affiliates.
(h) The Executive agrees to cooperate with the Company, during the term of this Agreement and at any time thereafter (including following the Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company, its parents, subsidiaries and affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or its affiliates, in any such action, suit, or proceeding, by providing information and meeting and consulting with the representatives or counsel to the Company or its affiliates, as requested; provided, however that it does not materially interfere with his then current professional activities. The Company agrees to reimburse the Executive for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

1.NON-COMPETITION AGREEMENT.
The Executive agrees that throughout the term of his employment, and for a period of twelve (12) months after termination or cessation of employment for any reason (except that the time period of such restrictions shall be extended by any period during which the Executive is in violation of this Section 12), the Executive will not engage in, participate in, carry on, own, or manage, directly or indirectly, either for himself or as a partner, stockholder, investor, officer, director, employee, agent, independent contractor, representative or consultant of any person, partnership, corporation or other enterprise, in any “Competitive Business” in any jurisdiction in which the Company or its affiliates and subsidiaries actively conducts business. For purposes of this Section 12, “Competitive Business” means the property and casualty insurance or property and casualty reinsurance business.
The Executive’s engaging in the following activities will not be deemed to be engaging or participating in a Competitive Business: (i) investment banking; (ii) passive ownership of less than 2% of any class of securities of a company; and (iii) engaging or participating solely in a noncompetitive business of an entity which also separately operates a business which is a “Competitive Business”. Notwithstanding anything to the contrary contained herein, to the extent required by the rules of professional responsibility applicable to the Executive (including without limitation Rule 5.6 of the New Jersey Rules of Professional Conduct (the “RPC”)), nothing herein shall be deemed to restrict the Executive’s ability to practice law following termination of the Executive’s employment, provided that the “ability to practice law” shall be interpreted in accordance with the applicable RPC and shall not be deemed to include, for example, providing business advice or business counsel to a Competitive Business.
The Executive acknowledges, with the advice of legal counsel, that he understands the foregoing provisions of this Section 12 and that these provisions are fair, reasonable, and necessary for the protection of the Company’s business.
The Executive agrees that the remedy at law for any breach or threatened breach of any covenant contained in Sections 11 and 12 will be inadequate and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security.
1.TAXES.
a.All payments and benefits to be made to and on behalf of the Executive under this Agreement will be subject to required withholding of federal, state and local income, employment and excise taxes, and to related reporting requirements, and any other withholdings applicable to such payments or benefits.
b.Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code (the “Code”) and any regulations and other guidance issued thereunder, and this Agreement and the payment of any benefits hereunder shall be operated and administered accordingly. Specifically, but not by limitation, the Executive agrees that if, at the time of termination of employment, the Company is considered to be publicly traded and he is considered to be a “specified employee,” as defined in Section 409A of the Code, then such payments to be made hereunder as a result of his termination of employment that are deferred compensation for purposes of Section 409A of the Code shall be deferred to the end of the six-month period beginning on the date of such termination or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death, if and to the extent the delay in such payment is necessary in order to comply with the requirements of Section 409A of the Code.
a.With respect to any amount of expenses eligible for reimbursement that is required to be included in the Executive’s gross income for federal income tax purposes, such expenses shall be reimbursed to the Executive no later than December 31 of the year following the year in which the Executive incurs the related expenses. In no event shall the amount of expenses (or in-kind benefits) eligible for reimbursement in one taxable year affect the amount of expenses (or in-kind benefits) eligible for reimbursement in any other taxable year (except for those medical reimbursements referred to in Section 105(b) of the Internal Revenue Code of 1986), nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
b.The Executive shall execute and deliver to the Company the general release referenced in Section 6(h) of this Agreement within 60 days following the receipt of the general release (which shall be provided on or prior to termination), or if later, immediately following the expiration of any revocation period required by law. Amounts that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day following the Executive’s termination (or, if not a business day, the next following business day), provided such release shall have been executed and such revocation periods shall have expired (subject to the six-month delay provision under Section 409A of the Code, if applicable). If a bona fide dispute exists, then the Executive shall deliver a written notice of the nature of the dispute to the Company within 30 days following receipt of such general release. Benefits shall be deemed forfeited if the release (or a written notice of a bona fide dispute) is not executed and delivered to the Company within the time specified herein.
c.Termination of employment, or words of similar import, used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, “separation from service” as defined in Section 409A of the Code and the regulations promulgated thereunder.
d.For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
14. SURVIVAL.
Anything in Section 6 hereof to the contrary notwithstanding, the provisions of Section 7 through 16 shall survive the expiration or termination of this Agreement, regardless of the reasons therefor.

1.NO CONFLICT; REPRESENTATIONS AND WARRANTIES.
The Executive represents and warrants that, to the best of his knowledge and belief, (i) the information (written and oral) provided by the Executive to the Company in connection with obtaining employment with the Company or in connection with the Executive’s former employments, work history, circumstances of leaving former employments, and educational background, is true and complete, (ii) he has the legal capacity to execute and perform this Agreement, (iii) this Agreement is a valid and binding obligation of the Executive enforceable against him in accordance with its terms, (iv) the Executive’s execution, delivery or performance of this Agreement will not conflict with or result in a breach of any agreement, understanding, order, judgment or other obligation to which the Executive is a party or by which he may be. bound, written or oral, and (v) the Executive is not subject to or bound by any covenant against competition, non-solicitation, non-disclosure or confidentiality obligation, or any other agreement, order, judgment or other obligation, written or oral, which would conflict with, restrict or limit the performance of the services to be provided by him hereunder. The Executive agrees not to use, or disclose to anyone within the Company, its parents, subsidiaries or affiliates, at any time during his employment hereunder, any trade secrets or any confidential information of any other employer or other third party. The Executive has provided to the Company a true copy of any non-competition or non-solicitation obligation or agreement to which he may be subject.
1.MISCELLANEOUS.
a.Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:
If to the Company or Holdings:
Everest Global Services, Inc.
100 Everest Way
Warren, NJ 07059
Attention: Human Resources Department
If to the Executive: To the most recent address on the books and records of the Company.
Any notice given as set forth above will be deemed given on the business day sent when delivered by hand during normal business hours, on the business day after the business day sent if delivered by a nationally-recognized overnight courier, or on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested.
a.Law Governing. This Agreement shall be deemed a contract made under and for all purposes shall be construed in accordance with, the laws of the State of New Jersey without reference to the principles of conflict of laws.
b.Jurisdiction. Subject to Section 8 above, (i) in any suit, action or proceeding seeking to enforce any provision of this Agreement or for purposes of resolving any dispute arising out of or related to this Agreement (including Sections 11 and 12 or the transactions contemplated 14 by this Agreement), the Company and the Executive each hereby irrevocably consents to the exclusive jurisdiction of any federal court located in the State of New Jersey or any of the state courts of the State of New Jersey; (ii) the Company and the Executive each hereby waives, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) process in any such suit, action or proceeding may be served on either party anywhere in the world, whether within or without the jurisdiction of such court, and, without limiting the foregoing, each of the Company and the Executive irrevocably agrees that service of process on such party, in the same manner as provided for notices in Section 16(a) above, shall be deemed effective service of process on such party in any such suit,” action or proceeding; and (iv) WAIVER OF JURY TRIAL: EACH OF THE COMPANY AND

THE EXECUTIVE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
a.Headings. The Section headings contained in this Agreement are for convenience of reference only and are not intended to determine, limit or describe the scope or intent of any provision of this Agreement.
b.Number and Gender. Whenever in this Agreement the singular is used, it shall include the plural if the context so requires, and whenever the feminine gender is used in this Agreement, it shall be construed as if the masculine, feminine or neuter gender, respectively, has been used where the context so dictates, with the rest of the sentence being construed as if the grammatical and terminological changes thereby rendered necessary have been made.
c.Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and agreements, written or oral, between and among them respecting such subject matter.
d.Counterparts. This Agreement may be executed in counterparts (including via electronic delivery such as facsimile, DocuSign or .pdf), each of which shall be deemed an original but both of which taken together shall constitute one instrument.
e.Amendments. This Agreement may not be amended except by a writing executed by each of the parties to this Agreement.
f.No Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.
EVEREST GLOBAL SERVICES, INC. THE EXECUTIVE

/S/ JUAN C. ANDRADE                     /S/ RICARDO A. ANZALDUA
Juan C. Andrade Ricardo A. Anzaldua
President & CEO